EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAZARE KAPLAN INTERNATIONAL INC.
THIRD QUARTER FISCAL 2009 RESULTS

NEW YORK, N.Y. – April 14, 2009 – Lazare Kaplan International Inc. (AMEX: LKI) today announced financial results for the third fiscal quarter of fiscal 2009 ended February 28, 2009.

Net sales for the three and nine months ended February 28, 2009 were $42.2 million and $161.7 million, respectively, as compared to $82.2 million and $275.3 million for the prior year periods.

Polished diamond revenue for the three and nine months ended February 28, 2009 were $18.0 million and $79.1 million, respectively, as compared to $38.1 million and $115.0 million for the prior year periods.  The current quarter and year-to-date decrease reflects lower sales of both branded diamonds and fine cut commercial diamonds.  Polished diamond sales have been significantly impacted by the current global recession, the reluctance of customers to purchase inventory in response to liquidity concerns and decreased consumer demand.

Rough diamond sales were $24.2 million and $82.6 million for the three and nine months ended February 28, 2009, as compared to $44.1 million and $160.3 million for the comparable prior year periods.  The decrease in rough diamond sales primarily reflects reduced sourcing activities as the Company sought to preserve liquidity and declined to purchase rough diamonds it considered overpriced in light of current market conditions.

Net income / (loss) for the three and nine month periods ended February 28, 2009 was $(3.5) million, or $(0.43) per fully diluted share, and $(6.4) million, or $(0.78) per fully diluted share, compared to $3.3 million, or $0.40 per fully diluted share, and $4.0 million, or $0.48 per fully diluted share, in the respective prior year periods.  Fully diluted earnings per share for the three and nine month periods ended February 28, 2009 are based on the weighted average number of shares outstanding of 8,252,679, as compared to 8,354,742 and 8,338,347 in the comparable prior year periods.

“The global financial crisis and economic downturn continue to have a major impact on the diamond and jewelry industry,” said Leon Tempelsman, President of Lazare Kaplan International Inc. “Diamond and diamond jewelry purchases are heavily dependent on the availability of consumer discretionary spending. It is difficult to predict when these conditions on the demand side will improve. While rough diamond producers are heavily cutting back on mining production, which reduces available supply, the company considers it wiser to continue to manage for cash flow by cutting expenses and reducing manufacturing intake until the market establishes a new rough to polished pricing equilibrium. At the same time, management is examining and pursuing several new opportunities stemming from this environment.”

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network.  The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, and other competitive factors.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.  The information contained in this press release is accurate only as of the date issued.  Investors should not assume that the statements made in these documents remain operative at a later time.  Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.

(Financial table to Follow)

Consolidated Statements of Operations

February 28, 2009 and February 29, 2008 (unaudited)	Three Months Ended		Nine Months Ended
(In thousands, except share and per share data)	2009	2008	2009	2008

Net sales	$42,174	$82,169	$161,735	$275,290
Cost of sales	40,425	73,873	152,858	252,352
	1,749	8,296	8,877	22,938
Other Income	-	4,700	-	4,700
	1,749	12,996	8,877	27,638
Selling, general and administrative expenses	6,108	9,735	19,615	22,970
	(4,359)	3,261	(10,738)	4,668
Interest expense, net of interest income	(629)	(1,120)	(1,964)	(4,124)
Equity in income / (loss) of joint ventures	(735)	2,295	2,690	4,856
Income / (loss) before income tax provision and minority interest	(5,723)	4,436	(10,012)	5,400
Income tax provision / (benefit)	(2,138)	1,127	(3,744)	1,380
Minority Interest	45	-	(153)	-
NET INCOME / (LOSS)	$(3,540)	$3,309	$(6,421)	$4,020

EARNINGS / (LOSS) PER SHARE

Basic earnings / (loss) per share	$(0.43)	$0.40	$(0.78)	$0.49
Average number of shares outstanding during the period	8,252,679	8,251,616	8,252,679	8,256,227

Diluted earnings / (loss) per share	$(0.43)	$0.40	$(0.78)	$0.48
Average number of shares outstanding during the period, assuming dilution	8,252,679	8,354,742	8,252,679	8,338,347

Contact:
Marcee Feinberg
Vice President of Marketing
Tel: 212 857 7610